Exhibit 12.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated August 4, 2021 (except with regard to the stock dividend described in Note 11 as to which the date is December 20, 2021) on the consolidated financial statements of MHHC Enterprises, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, included in this Regulation A Offering Statement of MHHC Enterprises, Inc. on Form 1-A, and to the reference to our firm under the heading “Experts”.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

December 21, 2021